As filed with the Securities and Exchange Commission on March 9, 2004
Registration No. 333-_______

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

WESTAR ENERGY, INC.
(Exact name of Registrant as specified in its charter)

Kansas	48-0290150
(State of other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

818 South Kansas Avenue
Topeka, Kansas 66612
(785) 575-6300
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Larry D. Irick
Vice President, General Counsel and Corporate Secretary
Westar Energy, Inc.
818 South Kansas Avenue
Topeka, Kansas 66612
(785) 575-6300
(Name, address, including zip code, and telephone number, including area code, of agent for service of process)

Copies to:

     Daniel G. Kelly, Jr.
Davis Polk & Wardwell
1600 El Camino Real
Menlo Park, California 94025
(650) 752-2000

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

     If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

       If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee
Debt Securities	–	–	–	–
First Mortgage Bonds	$500,000,000	100%	$500,000,000	$63,350
Common Stock, $5.00 par value	2,825,000 Shares	$20.15	$56,923,750	$7,212
(1)	In addition to the registered securities, this Registration Statement covers such indeterminate number of shares of Common Stock of the Registrant as shall be issuable or deliverable upon conversion of any Debt Securities registered hereby which are convertible into or exchangeable for such Common Stock.
(2)	Estimated solely for the purpose of calculating the registration fee. Common Stock calculation based on the average of the high and low trading prices on March 5, 2004. Excludes $400,000,000 principal amount of unsold debt securities previously registered pursuant to Registration Statement No. 333-59673 and 11,175,000 unsold shares of common stock previously registered on Registration Statement No. 333-02023, which debt securities and shares are covered by the prospectus included in this Registration Statement.
(3)	Pursuant to Rule 457(p), the currently due filing fee is offset against the filing fee of $132,000 paid in connection with the Registrant’s filing on April 28, 2000 of Registration Statement on Form S-3 (File No. 333-35872).

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

     Pursuant to Rule 429 of the General Rules and Regulations under the Securities Act of 1933, the prospectus included as part of this Registration Statement constitutes a combined prospectus and will be used in connection with the offer and sale of (i) $400,000,000 aggregate principal amount of unsold debt securities previously registered under the Registrant’s Registration Statement on Form S-3 (No. 333-59673), for which filing fees of $118,000 were previously paid and (ii) 11,175,000 unsold shares of common stock registered on Registration Statement No. 333-02023 for which filing fees of $116, 378 were previously paid.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 9, 2004

Prospectus

WESTAR ENERGY, INC.
$400,000,000 Debt Securities
$500,000,000 First Mortgage Bonds
14,000,000 Shares Common Stock ($5.00 par value)

     We may offer and issue debt securities, first mortgage bonds and shares of our common stock from time to time in one or more offerings. This prospectus describes the general terms of these securities and the general manner in which we will offer them. We will provide the specific terms of these securities in supplements to this prospectus. The prospectus supplements will also describe the specific manner in which we will offer these securities and may also supplement, update or amend information contained in this document. You should read this prospectus and the applicable prospectus supplement before you invest.

     We may offer these securities in amounts, at prices and on terms determined at the time of offering. We may sell the securities directly to you, through agents we select, or through underwriters and dealers we select. If we use agents, underwriters or dealers to sell these securities, we will name them and describe their compensation in a prospectus supplement.

     Our common stock is listed on the New York Stock Exchange under the symbol “WR”. We have not yet determined whether the other securities that may be offered by this prospectus will be listed on any exchange, inter-dealer quotation system or over-the-counter market. If we decide to seek the listing of any such securities upon issuance, the prospectus supplement relating to those securities will disclose the exchange, quotation system or market on which the securities will be listed.

       Investing in our securities involves risk. See Risk Factors beginning on page 3 of this prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

Prospectus Summary

     This summary highlights information contained elsewhere in this prospectus and may not contain all of the information that may be important to you. For a more complete understanding of this offering, we encourage you to read this entire document and the documents we refer you to. You should read the following summary together with the more detailed information and financial statements and the notes to those statements appearing elsewhere in this prospectus. Unless the context otherwise requires, all references in this prospectus to “the company,” “we,” “us,” “our” or similar words are to Westar Energy, Inc., not Westar Energy, Inc. together with its subsidiaries.

The Company

     Westar Energy, Inc., a Kansas corporation incorporated in 1924, is the largest electric utility in Kansas. We, together with our wholly owned subsidiary, Kansas Gas and Electric Company (KGE), provide electric generation, transmission and distribution services to approximately 644,000 customers in Kansas. Westar Energy provides these services in northeastern Kansas, including the Topeka, Lawrence, Manhattan, Salina and Hutchinson metropolitan areas. KGE provides these services in south-central and southeastern Kansas, including the Wichita metropolitan area. Both Westar Energy and KGE conduct business using the name Westar Energy.

     KGE owns a 47% interest in the Wolf Creek Generating Station (Wolf Creek), a nuclear power plant located near Burlington, Kansas, and a 47% interest in Wolf Creek Nuclear Operating Corporation (WCNOC), the operating company for Wolf Creek.

     Westar Industries, Inc. (Westar Industries), our wholly owned subsidiary, owned an 87% interest in Protection One, Inc. (Protection One), a publicly traded company that provides monitored security services, and our investment in Protection One Europe. We sold our interest in Protection One on February 17, 2004, and we sold our interest in Protection One Europe on June 30, 2003. In 2003, we classified our interests in monitored security businesses as discontinued operations. Westar Industries owns other non-material investments.

     Our principal executive offices are located at 818 South Kansas Avenue, Topeka, Kansas 66612. Our telephone number is (785) 575-6300. Our website address is www.wr.com. Information contained in our website is not part of this prospectus.

Disclosure About Forward-Looking Statements

     Certain matters discussed in this prospectus or incorporated by reference into this prospectus are “forward-looking statements.” The Private Securities Litigation Reform Act of 1995 has established that these statements qualify for safe harbors from liability. Forward-looking statements may include words like we “believe,” “anticipate,” “target,” “expect,” “pro forma,” “estimate,” “intend” and words of similar meaning. Forward-looking statements describe our future plans, objectives, expectations or goals. Such statements address future events and conditions concerning:

-	capital expenditures,
-	earnings,
-	liquidity and capital resources,
-	litigation,
-	accounting matters,
-	possible corporate restructurings, acquisitions and dispositions,
-	the sale of assets and the issuance of equity proposed in our Debt Reduction and Restructuring Plan approved by the Kansas Corporation Commission on July 25, 2003,
-	a possible new revolving credit facility,
-	compliance with debt and other restrictive covenants,
-	interest rates and dividends,
-	environmental matters,
-	nuclear operations, and
-	the overall economy of our service area.

What happens in each case could vary materially from what we expect because of such things as:

-	electric utility deregulation or re-regulation,
-	regulated and competitive markets,
-	ongoing municipal, state and federal activities,
-	economic and capital market conditions,
-	changes in accounting requirements and other accounting matters,
-	changing weather,
-	rates, cost recoveries and other regulatory matters,
-	the impact of changes and downturns in the energy industry and the market for trading wholesale electricity,
-	the impact of changes in “Hours of Service” legislation that was enacted in January 2004 on the number of hours during which employees may operate equipment,
-	the impact of the outcome of the notice of violation received on January 22, 2004 from the Environmental Protection Agency and other environmental matters,
-	the outcome of the investigation being conducted by the Federal Energy Regulatory Commission regarding power trades with Cleco Corporation and its affiliates and other energy marketing and transmission transactions,
-	political, legislative, judicial and regulatory developments,
-	the impact of the purported shareholder and employee class action lawsuits filed against us,
-	the impact of our potential liability to David C. Wittig and Douglas T. Lake for unpaid compensation and benefits and the impact of claims they have made against us related to the termination of their employment and the publication of the report of the special committee of the board of directors,
-	the impact of changes in interest rates,
-	changes in, and the discount rate assumptions used for, pension and other post-retirement and postemployment benefit liability calculations, as well as actual and assumed investment returns on pension plan assets,
-	the impact of changing interest rates and other assumptions on our decommissioning liability for Wolf Creek,
-	transmission reliability rules,

-	Kansas Corporation Commission utility service reliability rules,
-	changes in the expected tax benefits and contingent payments resulting from the loss on the sale of our monitored services business,
-	homeland security considerations,
-	coal, natural gas and oil prices, and
-	other circumstances affecting anticipated operations, sales and costs.

     These lists are not all-inclusive because it is not possible to predict all factors. All forward-looking statements are qualified by the risks described in the documents incorporated by reference into this prospectus and any supplement to this prospectus. In addition, investors should consider the other information contained in or incorporated by reference into this prospectus and any prospectus supplement. Any forward-looking statement speaks only as of the date such statement was made, and we are not obligated to update any forward-looking statement to reflect events or circumstances after the date on which such statement was made except as required by applicable laws or regulations.

Risk Factors

     You should carefully consider the risks described below, in the applicable prospectus supplement and in the documents incorporated by reference into this prospectus, before investing in our securities. The risks and uncertainties described below are not the only ones we face. Like other companies in our industry, our consolidated financial results will be impacted by weather, the economy of our service territory and the performance of our customers. Our common stock price and creditworthiness will be affected by national and international macroeconomic trends, general market conditions and the expectations of the investment community, all of which are largely beyond our control. In addition, the following statements highlight risk factors that may affect our consolidated financial condition and results of operations. These are not intended to be an exhaustive discussion of all such risks, and the statements below must be read together with factors discussed elsewhere in this document, in the applicable prospectus supplement, in the documents incorporated by reference into this prospectus.

Our Revenues Depend Upon Rates Determined by the Kansas Corporation Commission

     The Kansas Corporation Commission (KCC) regulates many aspects of our business and operations, including the retail rates that we may charge customers for electric service. Our retail rates are set by the KCC using a cost-of-service approach that takes into account our historical operating expenses, our fixed obligations and recovery of our capital investments, including potentially stranded obligations. Using this approach, the KCC sets rates at a level calculated to recover such costs, adjusted to reflect known and measurable changes, and a permitted return on investment. Other parties to a rate case or the KCC staff may contend that our current rates, or rates proposed in a rate case, are excessive. In July 2003, we entered into a Stipulation that requires us to file a rate case, which may or may not include a request for a change in rates, by May 1, 2005 and to pay customer rebates of $10.5 million on May 1, 2005 and $10.0 million on January 1, 2006. We agreed to the Stipulation and the required rebates to resolve matters related to the approval of our Debt Reduction Plan in a KCC proceeding, including assertions by some parties in the proceeding that our rates are excessive. The rates permitted by the KCC in the rate case will determine our revenues for the succeeding periods and may have a material impact on our consolidated earnings, cash flows and financial position, as well as our ability to maintain our common stock dividend at current levels or to increase our dividend in the future. We are unable to predict the outcome of the rate case.

Some of Our Costs May not be Fully Recovered in Retail Rates

     Our rates, once established by the KCC, remain fixed until changed in a subsequent rate case. We may at any time elect to file a rate case to request a change in our rates or intervening parties may request that the KCC review our rates for possible adjustment, subject to any limitations that may have been ordered by the KCC. Earnings could be reduced to the extent that our operating costs increase more than our revenues during the period between rate cases, which may occur because of maintenance and repair of plants, fuel and purchased power expenses, employee or labor costs, inflation or other factors.

Equipment Failures and Other External Factors Can Adversely Affect Our Results

     The generation and transmission of electricity requires the use of expensive and complicated equipment. While we have a maintenance program in place, generating plants are subject to unplanned outages because of equipment failure. In these events, we must acquire power from others at unpredictable cost in order to supply our customers and perform our contractual agreements. This can increase our costs materially and prevent us from selling excess power at wholesale, thus reducing our profits. In addition, decisions or mistakes by other utilities may adversely affect our ability to use transmission lines to deliver or import power, thus subjecting us to unexpected expenses or to the cost and uncertainty of public policy initiatives. These factors, as well as weather, interest rates, economic conditions, fuel prices and price volatility, are largely beyond our control, but may have a material adverse effect on our consolidated earnings, cash flows and financial position.

Non-Investment Grade Credit Ratings May Increase Our Borrowing Costs

     We are highly leveraged. At December 31, 2003, we had outstanding senior indebtedness of approximately $2.3 billion, consisting primarily of $1.4 billion of first mortgage bonds and debt secured by first mortgage bonds and $869.5 million of unsecured debt, including capital leases. First mortgage bonds are secured by a lien on substantially all of our utility property. A substantial portion of our senior debt is rated "less than investment grade" by the major rating services, which makes our cost of borrowing higher than it is for better rated companies. We have agreed with the KCC that we will reduce the proportion of our capital structure represented by debt from the December 31, 2003 level such that common equity becomes no less than 40% of our capitalization by December 31, 2004, but this may not cause the rating agencies to give us an "investment grade" rating. There can be no assurance that our ratings will be raised before we are required to refinance certain of our indebtedness that matures during the next few years.

We May Have a Material Financial Exposure Under the Clean Air Act and Other Environmental Regulations

     On January 22, 2004, the United States Environmental Protection Agency (EPA) notified us that certain projects completed at Jeffrey Energy Center violated pre-construction permitting requirements under the Clean Air Act. This notification was delivered as part of an investigation by the EPA regarding maintenance activities that have been conducted since 1980 at the three coal-fired plants that we operate. If this matter is not resolved with the EPA, it may be referred to the United States Department of Justice to consider whether to pursue an enforcement action. The remedy for a violation could include fines and penalties and an order to install new emission control systems, the cost of which could be material.

     Our activities are subject to stringent environmental regulation by federal, state, and local governmental authorities. These regulations generally involve effluents into the water, emissions into the air, the use of water, and hazardous substance and waste handling, remediation and disposal, among others. Congress also may consider legislation and the EPA may propose new regulations or change existing regulations that could require us to further restrict or reduce certain emissions at our plants. Legislation, proposed regulations or changes in regulations, if adopted, could impose additional costs on the operation of our power plants. Although we generally recover such costs through our rates, there can be no assurance that we would be able to recover all or any increased costs relating to compliance with environmental regulations from our customers or that our business, consolidated financial condition or results of operations would not be materially and adversely affected. We have made and will continue to make capital and other expenditures to comply with environmental laws and regulations. There can be no assurance that such expenditures will not have a material adverse effect on our business, consolidated financial condition or results of operations.

Competitive Pressures from Electric Industry Deregulation Could Adversely Affect Our Revenues and Reported Earnings

     Neither the Kansas Legislature nor the KCC has taken action in the recent past to establish retail competition in our service territory. We currently apply the accounting principles of Statement of Financial Accounting Standards No. 71, "Accounting for the Effects of Certain Types of Regulation" (SFAS No. 71), to our regulated business and at December 31, 2003 had recorded $397.0 million of regulatory assets, net of regulatory liabilities. In the event that we determined that we could no longer apply the principles of SFAS No. 71, either as a result of the establishment of retail competition in Kansas or an expectation that permitted rates would not allow us to recover these costs, we would be required to record a charge against income in the amount of the remaining unamortized net regulatory assets.

We Face Financial Risks From Our Nuclear Facility

     Risks of substantial liability arise from the ownership and operation of nuclear facilities, including, among others, structural problems at a nuclear facility, the storage, handling and disposal of radioactive materials, limitations on the amounts and types of insurance coverages commercially available and uncertainties with respect to the technological aspects of nuclear decommissioning at the end of their useful lives and anticipated increases in the cost of nuclear decommissioning and costs or measures associated with public safety. In the event of an extended or unscheduled outage at Wolf Creek, we would be required to purchase power in the open market to replace the power normally produced at Wolf Creek and we would have less power available for sale by us in the wholesale markets. Such purchases would subject us to the risk of increased energy prices and, depending on the length of the outage and the level of market prices, could adversely affect our cash flow. If we were not permitted by the KCC to recover these costs, such events could have an adverse impact on our consolidated financial condition.

We May Face Liability In Ongoing Lawsuits and Investigations

     We and certain of our former and present directors and officers are defendants in civil litigation alleging violations of the securities laws. In addition, we continue to cooperate in investigations by a federal grand jury, the SEC and the United States Department of Justice into events at our company during the years prior to 2003. Our former president, chief executive officer and chairman and our former executive vice president and chief strategic officer have asserted significant claims against us in connection with the termination of their employment and the publication of the report of the special committee of our board. Finally, the Federal Energy Regulatory Commission (FERC) is investigating certain activities regarding our energy trading activities and our compliance with the FERC standards of conduct. An adverse result in any of these matters could result in damages, fines or penalties in amounts that could be material and adversely affect our consolidated results and financial condition.

Use of Proceeds

     Unless otherwise indicated in a prospectus supplement, the net proceeds from the sale of the securities will be used for general corporate purposes, primarily to fund our operations, to acquire capital equipment and repay debt.

Ratio Of Earnings To Fixed Charges

     The table below sets forth our ratios of earnings to fixed charges for the periods indicated.

For the Fiscal Years Ended

December 31, 2003	December 31, 2002	December 31, 2001	December 31, 2000	December 31, 1999

1.54	1.26	1.17	1.46	1.26

       Earnings consist of earnings from continued operations, fixed charges and distributed income of equity investees. Fixed charges consist of all interest on indebtedness, amortization of debt discount and expense and the portion of rental expense that represents an interest factor. Earnings from continuing operations consists of income from continuing operations before income taxes, cumulative effects of accounting changes and preferred dividends adjusted for undistributed earnings from equity investees.

Dividend Policy

     Holders of our common stock are entitled to dividends when and as declared by our board of directors. However, prior to the payment of common dividends, dividends must first be paid to the holders of preferred stock based on the fixed dividend rate for each series, and our obligations with respect to mandatorily redeemable preferred securities issued by an affiliated trust must be met.

     Quarterly dividends on common stock and preferred stock normally are paid on or about the first business day of January, April, July and October to shareholders of record as of or about the ninth day of the preceding month. Our board of directors reviews our common stock dividend policy from time to time. Among the factors the board of directors considers in determining our dividend policy are earnings, cash flows, capitalization ratios, regulation, including the KCC’s order requiring us to reduce our outstanding debt, competition and financial loan covenants. On February 9, 2004, we declared a first-quarter 2004 dividend of $0.19 per share. We established our dividend at this level in the first quarter of 2003.

     On March 4, 2004, our board of directors announced its current intention to begin restoring our dividend to a level consistent with comparable regulated electric utilities following achievement of the Debt Reduction Plan. Subject to a review of our financial results and dividend policy at the time, the board currently anticipates that it will increase the quarterly dividends payable in January 2005.

     Our Restated Articles of Incorporation, as amended (the Articles), restrict the payment of dividends or the making of other distributions on our common stock while any preferred shares remain outstanding unless certain capitalization ratios and other conditions are met. See “Description of Capital Stock”.

Description of Capital Stock

     Our authorized capital stock under the Articles consists of: 150,000,000 shares of common stock, $5.00 par value, 6,000,000 shares of preferred stock, no par value, 600,000 shares of preferred stock, $100.00 par value, and 4,000,000 shares of preference stock, no par value. The following description is a brief summary of certain provisions relating to our capital stock contained in the Articles and does not purport to be complete. This description is qualified in its entirety by reference to the Articles.

Common Stock

     Our authorized common stock consists of 150,000,000 shares, $5.00 par value, of which 73,289,873 shares were issued outstanding as of February 23, 2004. The issued and outstanding shares of common stock are, and any shares of common stock issued will be, fully paid and non-assessable. Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. As of February 23, 2004, there were 31,721 holders of record of our common stock. The Articles do not provide for preemptive or other subscription rights of the holders of common stock. We are the transfer agent and registrar for our common stock.

     The provisions of the Articles contain restrictions on the payment of dividends or the making of other distributions on our common stock while any preferred shares remain outstanding unless certain capitalization ratios and other conditions are met. If the ratio of the capital represented by our preference stock and common stock (together, Subordinated Stock) (including premiums on capital stock) and our surplus accounts, to our total capital and our surplus accounts at the end of the second month immediately preceding the date of the proposed payment of dividends, adjusted to reflect the proposed payment (Capitalization Ratio), will be less than 20%, then the payment of the dividends on Subordinated Stock shall not exceed 50% of net income available for dividends for the 12-month period ending with and including the second calendar month immediately preceding the date of the proposed payment. If the Capitalization Ratio is 20% or more but less than 25%, then the payment of dividends on the Subordinated Stock, including the proposed payment, then the payments shall not exceed 75% of its net income available for dividends for such 12-month period. The Capitalization Ratio is calculated using our unconsolidated balance sheets. Except to the extent permitted above, no payment or other distribution may be made that would reduce the Capitalization Ratio to less than 25%. At March 5, 2004, our Capitalization Ratio exceeded 25%.

Preferred Stock

     We are authorized to issue 6,600,000 shares of preferred stock, which may be issued from time to time in one or more series, each such series to have such distinctive designation or title as may be fixed by our board of directors prior to the issuance of any shares thereof. Each series may differ from each other series already outstanding as may be declared from time to time by our board of directors in the following respects: (i) the rate of dividend; (ii) the amount per share, if any, which the preferred stock shall be entitled to receive upon the redemption of such shares, our liquidation, the distribution or sale of assets or our dissolution or winding up; (iii) terms and conditions of conversion, if any; and (iv) terms of sinking fund, redemption or purchase account, if any. As of February 23, 2004, we had three series of $100.00 par value preferred stock outstanding, the 4 1/2% Series (121,613 shares outstanding), the 4 1/4% Series (54,970 shares outstanding) and the 5% Series (37,780 shares outstanding), and no shares of no par value preferred stock were outstanding. Dividends on the preferred stock are cumulative and payable quarterly. Each series of preferred stock is redeemable at any time, in whole or in part, at the redemption price for the such series, plus accrued and unpaid dividends.

     The preferred stock has special voting rights which are triggered when dividends on the stock are in default in an amount equal to four or more quarterly dividends, whether or not consecutive. If dividends are not paid for four or more dividend periods on all series of preferred stock then outstanding, the holders of the preferred stock are entitled to elect the smallest number of directors necessary to constitute a majority of the full board of directors until such unpaid dividends shall be paid.

     We may not, without the consent of the holders of at least two-thirds of the preferred stock then outstanding, voting as a class, (i) define or specify preferences, qualifications, limitations or other rights for authorized but unissued shares of preferred stock superior to those of outstanding shares of such stock (except for differences described in items (i) through (iv) in the first paragraph under the caption “Preferred Stock”) or amend, alter, change or repeal any of the express terms or provisions of the then outstanding preferred stock in a manner substantially prejudicial to the holders thereof, or (ii) issue or sell any preferred stock or any class of stock ranking prior to or on a parity with the preferred stock other than in exchange for or for the purpose of effecting the retirement of not less than a like number of shares of preferred stock or shares of stock ranking prior to or on a parity therewith or securities convertible into not less than a like number of such shares unless (a) aggregate capital applicable to common stock and preference stock plus surplus equals the involuntary liquidation preference of all preferred stock and any such other stock ranking prior thereto or on a parity therewith and (b) our net earnings (as defined in the Articles) for a period of 12 consecutive calendar months within the 15 calendar months preceding the date of issuance, available for the payment of dividends, shall be at least two times the annual dividend requirements on the preferred stock and on any such other stock ranking prior thereto or on a parity therewith after giving effect to the proposed issuance, and the net earnings (as defined in the Articles), for the same period, available for payment of interest shall be at least one and one-half times the sum of annual interest requirements and dividend requirements on preferred stock and such other stock ranking prior thereto or on a parity therewith after giving effect to the proposed issuance.

     The Articles also provide that without the consent of the holders of at least a majority of the preferred stock then outstanding, voting as a class, or if more than one-third shall vote negatively, we shall not: (i) merge or consolidate with or into any other corporation; (ii) sell, lease or exchange all or substantially all of our property or assets unless the fair value of our net assets after completion of such transaction shall at least equal the liquidation value of all outstanding shares of preferred stock; or (iii) reacquire or pay any dividends or make any other distribution upon shares of the preference stock or the common stock or any other class of our stock over which the preferred stock has preference with respect to the payment of dividends or the distribution of assets, unless after any such action the sum of (a) the capital represented by our outstanding preference stock, common stock or other stock over which the preferred stock has preference, (b) our earned surplus, and (c) our capital surplus, in each case on an unconsolidated basis, shall not be less than the sum of $10,500,000 plus an amount equal to twice the annual dividend requirement on all outstanding shares of the preferred stock and on any such other stock ranking prior thereto or on a parity therewith.

Preference Stock

     We are authorized to issue 4,000,000 shares of preference stock, which may be issued from time to time in one or more series, each such series to have such distinctive designation or title as may be fixed by the board of directors prior to the issuance of any shares thereof. Each series may differ from each other series already outstanding, as may be declared from time to time by the board of directors, in the following respects: (i) the rate of dividend; (ii) whether shares of preference stock are subject to redemption, and if so, the amount or amounts per share which the shares of such series would be entitled to receive in case of redemption; (iii) the amounts payable in the case of our liquidation, the distribution or sale of our assets or our dissolution or winding up; (iv) terms and conditions of conversion, if any; (v) terms of sinking fund, redemption or purchase account, if any; and (vi) any designations, preferences and relative participating, optional or other special rights and qualifications, limitations or restrictions thereof. There are currently no shares of our preference stock outstanding.

Certain Provisions of Westar Energy’s Articles and By-laws

     Article XVII of the Articles requires the affirmative vote of the holders of not less than 80% of the outstanding shares of common and preferred stock entitled to vote and the affirmative vote of the holders of not less than a majority of the outstanding shares of stock entitled to vote held by any stockholders other than any stockholder, together with its affiliates and associates, which becomes the beneficial owner of 10% or more of the outstanding shares entitled to vote (an Interested Stockholder), to approve or authorize certain “business combinations” (including any merger, consolidation, self-dealing transaction, recapitalization or reclassification or issuance of stock) with an Interested Stockholder. This Article does not apply to any business combination with an Interested Stockholder (i) that has been approved by a majority of the directors of the company who were members of our board of directors immediately prior to the time an Interested Stockholder involved in a business combination became an Interested Stockholder, or (ii) in which the cash or fair market value of the consideration offered in such

Business Combination is not less than the highest price per share paid by the Interested Stockholder in acquiring any of its holdings of each class of our capital stock.

     The Articles and By-laws, as amended (the By-laws) provide for a classified board of directors consisting of not less than seven nor more than fifteen directors. The directors are divided into three classes as nearly equal in number as may be, and directors are elected to serve a term of three years. Under the By-laws, directors may be removed only for cause as set forth therein. Provisions in the By-laws relating to the classified board of directors and removal of directors may only be amended, altered or repealed by the affirmative vote of at least 80% of the outstanding shares entitled to vote in any election.

Description of Debt Securities

     This prospectus describes certain general terms and provisions of our debt securities. The debt securities will be issued under an indenture, which we refer to as the “indenture”, dated August 1, 1998 between us and Deutsche Bank Trust Company Americas, formerly known as Bankers Trust Company, as trustee (the trustee). The indenture does not limit the amount of debt securities that can be issued thereunder and provides that the debt securities may be issued from time to time in one or more series pursuant to the terms of one or more securities resolutions or supplemental indentures creating such series.

     We have summarized below the material provisions of the indenture and the debt securities or indicated which material provisions will be described in the related prospectus supplement. These descriptions are only summaries, and you should refer to the indenture itself which describes completely the terms and definitions summarized below and contains additional information about the debt securities.

Terms

     When we offer to sell a particular series of debt securities, we will describe the specific terms of the securities in a prospectus supplement. The prospectus supplement will set forth the following terms, as applicable, of the debt securities offered thereby: (1) the designation, aggregate principal amount, currency or composite currency and denominations; (2) the price at which such debt securities will be issued and, if an index formula or other method is used, the method for determining amounts of principal or interest; (3) the maturity date and other dates, if any, on which principal will be payable; (4) the interest rate (which may be fixed or variable), if any; (5) the date or dates from which interest will accrue and on which interest will be payable, and the record dates for the payment of interest; (6) the manner of paying principal and interest; (7) the place or places where principal and interest will be payable; (8) the terms of any mandatory or optional redemption by the company or any third party including any sinking fund; (9) the terms of any conversion or exchange; (10) the terms of any redemption at the option of holders or put by the holders; (11) any tax indemnity provisions; (12) if the debt securities provide that payments of principal or interest may be made in a currency other than that in which debt securities are denominated, the manner for determining such payments; (13) the portion of principal payable upon acceleration of a Discounted Debt Security (as defined below); (14) whether and upon what terms debt securities may be defeased; (15) any events of default or covenants in addition to or in lieu of those set forth in the indenture; (16) provisions for electronic issuance of debt securities or for debt securities in uncertificated form; and (17) any additional provisions or other special terms not inconsistent with the provisions of the indenture, including any terms that may be required or advisable under United States or other applicable laws or regulations, or advisable in connection with the marketing of the debt securities.

     Debt securities of any series may be issued as registered debt securities, bearer debt securities or uncertificated debt securities, and in such denominations as specified in the terms of the series.

     In connection with its original issuance, no bearer security will be offered, sold or delivered to any location in the United States, and a bearer security in definitive form may be delivered in connection with its original issuance only upon presentation of a certificate in a form prescribed by the company to comply with United States laws and regulations.

     Registration of transfer of registered debt securities may be requested upon surrender thereof at any agency of the company maintained for that purpose and upon fulfillment of all other requirements of the agent.

     Securities may be issued under the indenture as Discounted Debt Securities to be offered and sold at a substantial discount from the principal amount thereof. Special United States federal income tax and other considerations applicable thereto will be described in the prospectus supplement relating to such Discounted Debt Securities. “Discounted Debt Security” means a security where the amount of principal due upon acceleration is less than the stated principal amount.

Ranking

     The debt securities will be unsecured and will rank on a parity with all of our existing and future unsecured senior debt. The debt securities will be senior to any existing and future indebtedness which by its terms is made subordinate to the debt securities.

     We only have a stockholder's claim on the assets of our subsidiaries. This stockholder's claim is junior to the claims that creditors of our subsidiaries have against our subsidiaries. Holders of our debt securities are our creditors and not creditors of any of our subsidiaries. As a result, all the existing and future liabilities of our subsidiaries, including any claims of their creditors, are effectively senior to the debt securities with respect to the assets of our subsidiaries.

      The debt securities are our obligations exclusively. To the extent that our ability to service our debt, including the debt securities, may be dependent upon the earnings of our subsidiaries, our ability to do so will be dependent on the ability of our subsidiaries to distribute those earnings to us as dividends, loans or other payments.

     The debt securities are unsecured obligations. Our secured debt is effectively senior to the debt securities to the extent of the value of the assets securing such secured debt. Substantially all of our utility assets are subject to liens under the mortgage pursuant to which we have issued our first mortgage bonds.

Certain Covenants

     Any covenants which may apply to a particular series of debt securities will be described in the prospectus supplement relating thereto.

Successor Obligor

     The indenture provides that, unless otherwise specified in the securities resolution or supplemental indenture establishing a series of debt securities, the company shall not consolidate with or merge into, or transfer all or substantially all of its assets to, any person in any transaction in which the company is not the survivor, unless: (1) the person is organized under the laws of the United States or a State thereof or is organized under the laws of a foreign jurisdiction and consents to the jurisdiction of the courts of the United States or a State thereof; (2) the person assumes by supplemental indenture all the obligations of the company under the indenture, the debt securities and any coupons; (3) all required approvals of any regulatory body having jurisdiction over the transaction shall have been obtained; and (4) immediately after the transaction no Default (as defined) exists. The successor shall be substituted for the company, and thereafter all obligations of the company under the indenture, the debt securities and any coupons shall terminate.

Exchange of debt securities

     Registered debt securities may be exchanged for an equal aggregate principal amount of registered debt securities of the same series and date of maturity in such authorized denominations as may be requested upon surrender of the registered debt securities at an agency of the company maintained for such purpose and upon fulfillment of all other requirements of such agent.

Default and Remedies

     Unless the securities resolution or supplemental indenture establishing the series otherwise provides (in which event the prospectus supplement will so state), an “Event of Default” with respect to a series of debt securities will occur if:

     (1) the company defaults in any payment of interest on any debt securities of such series when the same becomes due and payable and the default continues for a period of 60 days;

     (2) the company defaults in the payment of the principal and premium, if any, of any debt securities of such series when the same becomes due and payable at maturity or upon redemption, acceleration or otherwise and such default shall continue for five or more days;

     (3) the company defaults in the payment or satisfaction of any sinking fund obligation with respect to any debt securities of such series as required by the securities resolution or supplemental indenture establishing such series and the default continues for a period of 60 days;

     (4) the company defaults in the performance of any of its other agreements applicable to the series and the default continues for 90 days after the notice specified below;

       (5) the company pursuant to or within the meaning of any Bankruptcy Law:

       (A) commences a voluntary case,

       (B) consents to the entry of an order for relief against it in an involuntary case,

       (C) consents to the appointment of a custodian for it or for all or substantially all of its property, or

       (D) makes a general assignment for the benefit of its creditors;

       (6) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

       (A) is for relief against the company in an involuntary case,

       (B) appoints a Custodian for the company or for all or substantially all of its property, or

       (C) orders the liquidation of the company, and the order or decree remains unstayed and in effect for 60 days; or

       (7) there occurs any other Event of Default provided for in such series.

     The term “Bankruptcy Law” means Title 11, U.S. Code or any similar Federal or State law for the relief of debtors. The term “Custodian” means any receiver, trustee, assignee, liquidator or a similar official under any Bankruptcy Law.

     “Default” means any event which is, or after notice or passage of time would be, an Event of Default. A Default under subparagraph (4) above is not an Event of Default until the trustee or the holders of at least 33-1/3% in principal amount of the series notify the company of the Default and the company does not cure the Default within the time specified after receipt of the notice.

     The trustee may require indemnity satisfactory to it before it enforces the indenture or the debt securities of the series. Subject to certain limitations, holders of a majority in principal amount of the debt securities of the series may direct the trustee in its exercise of any trust or power with respect to such series. Except in the case of Default in payment on a series, the trustee may withhold from securityholders of such series notice of any continuing Default if the trustee determines that withholding notice is in the interest of such Securityholders. The company is required to furnish the trustee annually a brief certificate as to the company’s compliance with all conditions and covenants under the indenture.

     The failure to redeem any debt securities subject to a Conditional Redemption (as defined in the indenture) is not an Event of Default if any event on which such redemption is so conditioned does not occur and is not waived before the scheduled redemption date.

     The indenture does not have a cross-default provision. Thus, a default by the company on any other debt, including any other series of debt securities, would not constitute an Event of Default.

Amendments and Waivers

     The indenture and the debt securities or any coupons of the series may be amended, and any default may be waived as follows:

     Unless the securities resolution or supplemental indenture otherwise provides (in which event the applicable prospectus supplement will so state), the debt securities and the Indenture may be amended with the consent of the holders of a majority in principal amount of the debt securities of all series affected voting as one class. Unless the securities resolution or supplemental indenture otherwise provides (in which event the applicable prospectus supplement will so state), a Default on a particular series may be waived with the consent of the holders of a majority in principal amount of the debt securities of the series. However, without the consent of each securityholder affected, no amendment or waiver may (1) reduce the amount of debt securities whose holders must consent to an amendment or waiver, (2) reduce the interest on or change the time for payment of interest on any debt security, (3) change the fixed maturity of any debt security, (4) reduce the principal of any non-Discounted Debt Security or reduce the amount of the principal of any Discounted Debt Security that would be due on acceleration thereof, (5) change the currency in which the principal or interest on a debt security is payable, (6) make any change that materially adversely affects the right to convert any debt security, or (7) waive any Default in payment of interest on or principal of a debt security.

     Without the consent of any securityholder, the indenture or the debt securities may be amended: to cure any ambiguity, omission, defect or inconsistency; to provide for assumption of company obligations to securityholders in the event of a merger or consolidation requiring such assumption; to provide that specific provisions of the indenture shall not apply to a series of debt securities not previously issued; to create a series and establish its terms; to provide for a separate trustee for one or more series; or to make any change that does not materially adversely affect the rights of any securityholder.

Legal Defeasance and Covenant Defeasance

     Debt securities of a series may be defeased in accordance with their terms and, unless the securities resolution or supplemental indenture establishing the terms of the series otherwise provides, as set forth below. The company at any time may terminate as to a series all of its obligations (except for certain obligations, including obligations with respect to the defeasance trust and obligations to register the transfer or exchange of a debt security, to replace destroyed, lost or stolen debt securities and coupons and to maintain paying agencies in respect of the debt securities) with respect to the debt securities of the series and any related coupons and the indenture (legal defeasance). The company at any time may terminate as to a series its obligations with respect to any restrictive covenants which may be applicable to a particular series (covenant defeasance).

     The company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the company exercises its legal defeasance option, a series may not be accelerated because of an Event of Default. If the company exercises its covenant defeasance option, a series may not be accelerated by reference to any covenant which may be applicable to a series.

     To exercise either defeasance option as to a series, the company must (i) irrevocably deposit in trust (the defeasance trust) with the trustee (or another trustee) money or U.S. Government Obligations, deliver a certificate from a nationally recognized firm of independent accountants expressing their opinion that the payments of principal and interest when due on the deposited U.S. Government Obligations, without reinvestment, plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay the principal and interest when due on all debt securities of such series to maturity or redemption, as the case may be, and (ii) comply with certain other conditions. In particular, the company must obtain an opinion of tax counsel that the defeasance will not result in recognition of any gain or loss to holders for Federal income tax purposes.

     “U.S. Government Obligations” means direct obligations of the United States or any agency or instrumentality of the United States, the payment of which is unconditionally guaranteed by the United States, which, in either case, have the full faith and credit of the United States pledged for payment and which are not callable at the issuer’s option, or certificates representing an ownership interest in such obligations.

Regarding the Trustee

     Unless otherwise indicated in a prospectus supplement, the indenture trustee will also act as transfer agent and paying agent with respect to the debt securities. The company may remove the indenture trustee with or without cause if the company so notifies the indenture trustee three months in advance and if no Default occurs during the three-month period. The indenture trustee provides services for the company as a depository of funds, registrar, trustee and similar services.

Description of First Mortgage Bonds

     The first mortgage bonds will be issued under and secured by the Mortgage and Deed of Trust, dated July 1, 1939, between us and BNY Midwest Trust Company, as successor to Harris Trust and Savings Bank, as trustee (the trustee), as supplemented and amended by supplemental indentures. The original mortgage, as so supplemented and amended, we will refer to as the mortgage. All the first mortgage bonds issued or issuable under the mortgage are referred to as the “bonds.” We have summarized below the material provisions of the mortgage and the bonds or indicated which material provisions will be described in the related prospectus supplement. These descriptions are only summaries, and you should refer to the mortgage itself which describes completely the terms and definitions summarized below and contains additional information about the bonds.

Issuance of Additional Bonds

     The bonds, when issued may rank equally with the bonds of other series then outstanding, and may be issued having dates, maturities, interest rates, redemption prices and other terms as may be determined by our board of directors. Additional bonds may be issued under the mortgage in principal amounts not exceeding the sum of:

       (1) 60% (so long as any bonds issued prior to January 1, 1997 remain outstanding, and thereafter 70%) of the net bondable value of property additions not subject to an unfunded prior lien;

       (2) the principal amount of bonds retired or to be retired (except out of trust monies); and

       (3) the amount of cash deposited with the trustee for such purpose, which may thereafter be withdrawn upon the same basis that additional bonds are issuable under (1) or (2) above.

       Additional bonds may not be issued on the basis of property additions subject to an unfunded prior lien.

     In addition to the restrictions discussed above, so long as any bonds issued prior to January 1, 1997 remain outstanding, additional bonds may not be issued unless our unconsolidated net earnings available for interest, depreciation and property retirements for a period of any 12 consecutive months during the period of 15 calendar months immediately preceding the first day of the month in which the application for authentication and delivery of additional bonds is made shall have been not less than the greater of two times the annual interest charges on, and 10% of the principal amount of, all bonds then outstanding, all additional bonds then applied for, all outstanding prior lien bonds and all prior lien bonds, if any, then being applied for.

       The net earnings test referred to in the previous paragraph need not be satisfied to issue additional bonds:

  on the basis of property additions subject to an unfunded prior lien which simultaneously will become a funded prior lien, if application for the issuance of the additional bonds is made at any time after a date two years prior to the date of the maturity of the bonds secured by the prior lien, and on the basis of the payment at maturity of bonds heretofore issued by us, or the redemption, conversion or purchase of bonds, after a date two years prior to the date on which those bonds mature.

     We have reserved the right to amend the mortgage to eliminate the foregoing requirement. See “--Modification of the Mortgage.”

Release and Substitution of Property

     The mortgage provides that, subject to various limitations, property may be released from the lien thereof on the basis of cash deposited with the trustee, bonds or purchase money obligations delivered to the trustee, prior lien bonds delivered to the trustee, or unfunded net property additions certified to the trustee. The mortgage also permits the withdrawal of cash against the certification to the trustee of gross property additions at 100%, or the net bondable value of property additions at 60% (so long as any bonds issued prior to January 1, 1997 remain outstanding, and thereafter 70%), or the deposit with the trustee of bonds we have acquired. The mortgage contains special provisions with respect to the release of all or substantially all of our gas and electric properties. We have reserved the right to amend the mortgage to change the release and substitution provisions. See “--Modification of the Mortgage.”

Priority and Security

     The bonds when issued, will be secured, equally and ratably with all of the bonds now outstanding or hereafter issued under the mortgage, by the lien on substantially all of our fixed property and franchises purported to be conveyed by the mortgage including after-acquired property of the character intended to be mortgaged property, subject to the exceptions referred to below, to certain minor leases and easements, permitted liens, exceptions and reservations in the instruments by which we acquired title to our property and the prior lien of the trustee for compensation, expenses and liability.

       Excepted from the lien of the mortgage are:

  cash and accounts receivable;

  contracts or operating agreements;

  securities not pledged under the mortgage;

  electric energy, gas, water, materials and supplies held for consumption in operation or held in advance of use for fixed capital purposes; and

  merchandise, appliances and supplies held for resale or lease to customers.

     There is further expressly excepted any property of any other corporation, all the securities of which may be owned or later acquired by us. The lien of the mortgage does not apply to property of KGE so long as KGE remains our wholly owned subsidiary, to the stock of KGE owned by us or to the stock of any of our other subsidiaries. The mortgage permits our consolidation or merger with, or the conveyance of all or substantially all of our property to, any other corporation; provided, that the successor corporation assumes the due and punctual payment of the principal and interest on the bonds of all series then outstanding under the mortgage and assumes the due and punctual performance of all the covenants and conditions of the mortgage.

Ranking

     We only have a stockholder's claim on the assets of our subsidiaries. This stockholder's claim is junior to the claims that creditors of our subsidiaries have against our subsidiaries. Holders of our bonds are our creditors, and not creditors of any of our subsidiaries. As a result, all the existing and future liabilities of our subsidiaries, including any claims of their creditors, are effectively senior to the bonds with respect to the assets of our subsidiaries.

     The bonds are our obligations exclusively. To the extent that our ability to service our debt, including the bonds, may be dependent upon the earnings of our subsidiaries, our ability to do so will be dependent on the ability of our subsidiaries to distribute those earnings to us as dividends, loans or other payments.

Modification of the Mortgage

     The mortgage may be modified or altered, subject to our rights and obligations and the rights of holders of bonds, by the written consent of the holders of at least 60% in principal amount of all of the bonds outstanding thereunder, and, if the rights of one or more, but less than all, series of bonds then outstanding are to be affected by action taken pursuant to such consent, then also by consent of the holders of at least 60% in principal amount of each series of bonds so affected. No modification or alteration may be made which will permit the extension of the time or times of payment of the principal of, and premium, if any, or interest (including additional interest) on any bond or a reduction in the rate of interest thereon, or otherwise affect the terms of payment of the principal of, and premium, if any, or interest (including additional interest) on any bond or a reduction in the rate of interest thereon or reduce the percentages required for the taking of any action thereunder. Bonds owned by us or any affiliated corporation are excluded for the purpose of any vote, determination of a quorum or consent.

     The mortgage also provides that without the consent of any holder of any bond issued thereunder, the right of such holder to receive payment of the principal of, and premium, if any, or interest (including additional interest) on, on or after the respective due dates expressed in such bond, or to institute suit for the enforcement of any payment on or after such respective due dates shall not be impaired or affected.

     We have reserved the right, subject to appropriate corporate action, but without the consent or other action of holders of bonds of any series created after January 1, 1997, to make amendments to the mortgage to permit, unless an event of default shall have happened and be continuing, or shall happen as a result of making or granting an application:

     1. the release from the lien of the mortgage of any mortgaged property if the fair value of all of the property constituting the trust estate (excluding the mortgaged property to be released but including any mortgaged property to be acquired by us with the proceeds of, or otherwise in connection with, such release) equals or exceeds an amount equal to 10/7ths of the aggregate principal amount of outstanding bonds and any prior lien bonds outstanding at the time of such release;

     2. in the event we are unable to obtain a release of property as described in clause (1), the release from the lien of the mortgage of any property constituting part of the trust estate if the fair value thereof is less than 1/2 of 1% of the aggregate principal amount of bonds and prior lien bonds outstanding at the time of such release; provided, that the property released pursuant to this clause (2) in any period of 12 consecutive calendar months shall not exceed 1% of such bonds and prior lien bonds;

      3. the deletion of the net earnings test for the issuance of additional bonds or merging into another company;

     4. the deletion of a financial test to be met by another corporation in the event of our consolidation or merger into or our sale of our property as an entirety or substantially as an entirety to such other corporation; and

     5. the deletion of the requirement to obtain an independent engineer’s certificate in connection with certain releases of property from the lien of the mortgage.

Events of Default

       An event of default under the mortgage includes:

  default in the payment of the principal of any bond when the same shall become due and payable, whether at maturity or otherwise;

  default continuing for 30 days in the payment of any installment of interest on any bond or in the payment or satisfaction of any sinking fund obligation;

  default in performance or observance of any other covenant, agreement or condition in the mortgage continuing for a period of 60 days after written notice to us thereof by the trustee or by the holders of not less than 15% of the aggregate principal amount of all bonds then outstanding;

  failure to discharge or stay within 30 days a final judgment against us for the payment of money in excess of $100,000; and

  certain events in bankruptcy, insolvency or reorganization.

     The trustee is required, within 90 days after the occurrence thereof, to give to the holders of the bonds notice of all defaults known to the trustee unless such defaults shall have been cured before the giving of such notice; provided, however, that except in the case of default in the payment of the principal of, and premium, if any, or interest (including additional interest) on any of the bonds, or in the payment or satisfaction of any sinking or purchase fund installment, the trustee shall be protected in withholding notice if and so long as the trustee in good faith determines that the withholding of notice is in the interests of the holders of the bonds. The trustee is under no obligation to defend or initiate any action under the mortgage which would result in the incurring of non-reimbursable expenses unless one or more of the holders of any of the outstanding bonds furnishes the trustee with reasonable indemnity against such expenses. In the event of a default, the trustee is not required to act unless requested to act by holders of at least 25% in aggregate principal amount of the bonds then outstanding. In addition, a majority of the holders of the bonds have the right to direct all proceedings under the mortgage provided the trustee is indemnified to its satisfaction.

Global Securities

     We may issue the debt securities and bonds of any series in the form of one or more fully registered global securities that will be deposited with a depositary or with a nominee for a depositary identified in the prospectus supplement relating to such series and registered in the name of the depositary or its nominee. In that case, one or more global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of outstanding registered securities of the series to be represented by such global securities. Unless and until the depositary exchanges a global security in whole for securities in definitive registered form, the global security may not be transferred except as a whole by the depositary to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or by the depositary or any of its nominees to a successor of the depositary or a nominee of such successor.

     If not described below, any specific terms of the depositary arrangement with respect to any portion of a series of securities to be represented by a global security will be described in the prospectus supplement relating to such series. We anticipate that the following provisions will apply to all depositary arrangements.

     Ownership of beneficial interests in a global security will be limited to persons that have accounts with the depositary for such global security (“participants”) or persons that may hold interests through participants. Upon the issuance of a global security, the depositary for such global security will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities represented by such global security beneficially owned by such participants. The accounts to be credited shall be designated by any dealers, underwriters or agents participating in the distribution of such securities. Ownership of beneficial interests in such global security will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by the depositary for such global security (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, transfer or pledge beneficial interests in global securities. So long as the depositary for a global security, or its nominee, is the registered owner of such global security, such depositary or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by such global security for all purposes under the indentures or a supplemental indenture under the mortgage. Except as set forth below, owners of beneficial interests in a global security will not be entitled to have the securities represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of such securities in definitive form and will not be considered the owners or holders thereof under the indentures or a supplemental indenture under the mortgage. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of the depositary for such global security and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under either indenture. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a global security desires to give or take any action which a holder is entitled to give or take under either the indenture or a supplemental indenture under the mortgage, the depositary for such global security would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners holding through them.

     Principal, premium, if any, and interest payments on debt securities or bonds represented by a global security registered in the name of a depositary or its nominee will be made to such depositary or its nominee, as the case may be, as the registered owner of such global security. We and the trustees or any of our or their agents will not have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in such global security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     We expect that the depositary for any debt securities or bonds represented by a global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or commodities to holders in respect of such global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in such global security as shown on the records of such depositary. We also expect that payments by participants to owners of beneficial interests in such global security held through such participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participants.

     If the depositary for any debt securities or bonds represented by a global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Securities Exchange Act of 1934, and we do not appoint a successor depositary registered as a clearing agency under the Exchange Act within 90 days, we will issue such debt securities or bonds in definitive form in exchange for such global security. In addition, we may at any time and in our sole discretion determine not to have any of the debt securities or bonds of a series represented by one or more global securities and, in such event, will issue debt securities or bonds of such series in definitive form in exchange for all of the global security or securities representing such debt securities or bonds. Any debt securities or bonds issued in definitive form in exchange for a global security will be registered in such name or names as the depositary shall instruct the relevant trustee. We expect that such instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in such global security.

Plan of Distribution

We may sell the securities being offered hereby in four ways:

  directly to purchasers;

  through agents;

  through underwriters; and

  through dealers.

     We may directly solicit offers to purchase securities, or we may designate agents to solicit such offers. We will, in the prospectus supplement relating to such offering, name any agent that could be viewed as an underwriter under the Securities Act of 1933 and describe any commissions we must pay. Any such agent will be acting on a best efforts basis for the period of its appointment or, if indicated in the applicable prospectus supplement, on a firm commitment basis. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

     If any underwriters or agents are utilized in the sale of the securities in respect of which this prospectus is delivered, we will enter into an underwriting agreement or other agreement with them at the time of sale to them, and we will set forth in the prospectus supplement relating to such offering their names and the terms of our agreement with them.

     If a dealer is utilized in the sale of the securities in respect of which the prospectus is delivered, we will sell such securities to the dealer, as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale.

     Remarketing firms, agents, underwriters and dealers may be entitled under agreements which they may enter into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

     In order to facilitate the offering of the securities, any underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the securities or any other securities the prices of which may be used to determine payments on such securities. Specifically, any underwriters may overallot in connection with the offering, creating a short position for their own accounts. In addition, to cover overallotments or to stabilize the price of the securities or of any such other securities, the underwriters may bid for, and purchase, the securities or any such other securities in the open market. Finally, in any offering of the securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. Any such underwriters are not required to engage in these activities, and may end any of these activities at any time.

Legal Matters

     As to matters governed by Kansas Law, Larry D. Irick, Vice President, General Counsel and Corporate Secretary of Westar Energy and, as to matters governed by New York law, Davis Polk & Wardwell of Menlo Park, California will pass upon the validity of the securities to be offered by this prospectus. Mr. Irick is a Westar Energy stockholder and holder of restricted share units.

Experts

      The financial statements and the related financial statement schedule incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated by reference herein (which report expresses an unqualified opinion and includes an explanatory paragraph referring to changes in the Company's accounting policies: in 2003 the Company changed its method of accounting for asset retirement obligations and consolidation of variable interest entities; its method of accounting for goodwill and other intangible assets, and impairment of long-lived assets in 2002; and accounting for derivative contracts and hedging activities in 2001), and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

      The consolidated financial statements of ONEOK, Inc. and its subsidiaries incorporated by reference in this prospectus from the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 and 2002 and for each of the years in the three year period ended December 31, 2003 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG LLP refers to a change in accounting for asset retirement obligations, stock-based compensation, and contracts involved in energy trading and risk management activities in 2003, for goodwill and other intangible assets in 2002, and for derivative instruments and hedging activities in 2001.

About This Prospectus

     This prospectus is part of one or more registration statements that we filed with the Securities and Exchange Commission utilizing a shelf registration process. Under this process, we may, from time to time, sell the debt securities, bonds and common stock described in this prospectus in one or more offerings with a total offering price not to exceed $400,000,000 in the case of our debt securities, $500,000,000 in the case of our bonds and no more than 14,000,000 shares of our common stock.

Where You Can Find More Information

     We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. You may read and copy any document we file with the SEC at its public reference facility at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying costs. Please call the SEC at 1-800-SEC-0330 for further information regarding its public facilities. Our SEC filings, including the complete registration statement of which this prospectus is a part and all of the exhibits to it are also available to the public from the SEC’s website at http://www.sec.gov.

     The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those previously filed documents. The information incorporated by reference in this prospectus is considered to be part of this prospectus, and the information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until we sell all of the securities we are offering. Any statement contained in a previously filed document incorporated by reference into this prospectus is deemed to be modified or superceded for purposes of this prospectus to the extent that a statement contained in this prospectus, or in a subsequently filed document also incorporated by reference in this prospectus, modifies or supercedes that statement:

      (a) Our Annual Report on Form 10-K for the year ended December 31, 2003; and

      (b) Our Current Reports on Form 8-K filed February 17, 2004 and February 26, 2004.

      You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Westar Energy, Inc.
818 South Kansas Avenue
Topeka, Kansas 66612
Attn: Investor Relations
(785) 575-1898

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses payable by the Registrant in connection with the sale of the Securities being registered. All amounts are estimates except the registration fee.

Amount to be Paid

Registration fee	$70,562
Printing and engraving	50,000
Legal fees and expenses	125,000
Accounting fees and expenses	100,000
Trustees fee and expenses	10,000
Miscellaneous	10,000

Total	$365,562

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Article XVIII of the Articles provides that a director shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for paying a dividend or approving a stock repurchase in violation of the Kansas General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. This provision is specifically authorized by Section 17-6002(b)(8) of the Kansas General Corporation Law.

     Section 17-6305 of the Kansas General Corporation Law (the “Indemnification Statute”) provides for indemnification by a corporation of its corporate officers, directors, employees and agents. The Indemnification Statute provides that a corporation may indemnify such persons who have been, are, or may become a party to an action, suit or proceeding due to his or her status as a director, officer, employee or agent of the corporation. Further, the Indemnification Statute grants authority to a corporation to implement its own broader indemnification policy. Article XVIII of the Articles requires us to indemnify our directors and officers to the fullest extent provided by Kansas law. Further, as is provided for in Article XVIII, we entered into indemnification agreements with our directors, which provide indemnification broader than that available under Article XVIII and the Indemnification Statute.

     We maintain standard policies of insurance under which coverage is provided (a) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and (b) to us with respect to payments which may be made by us to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

     The proposed forms of Purchase Agreement incorporated by reference as Exhibits 1.1.(a), (b) and (c) to this Registration Statement provide for indemnification of our directors and officers by the purchasers against certain liabilities.

ITEM 16. EXHIBITS

Exhibit Number	Description of Exhibits

1.1(a)	Form of Purchase Agreement (filed as Exhibit 1 to Registration Statement, SEC File No. 333-02023)	I

1.1(b)	Form of Purchase Agreement (Debt Securities) (filed as Exhibit 1 to Registration Statement, SEC File No. 333-59673)	I

1.1(c)	Form of Purchase Agreement (First Mortgage Bonds) (filed as Exhibit 1 to Registration Statement, SEC File No. 333-35872)	I

3(a)	By-laws of the Registrant, as amended March 16, 2000 (filed as Exhibit 3(a) to December 31, 1999 Form 10-K)	I

3(b)	Restated Articles of Incorporation of the Registrant, as amended through May 25, 1988 (filed as Exhibit 4 to Registration Statement, SEC File No. 33-23022)	I

3(c)	Certificate of Amendment to Restated Articles of Incorporation of the company dated March 29, 1991	I

3(d)	Certificate of Designations for Preference Stock, 8.5% Series, without par value, dated March 31, 1991 (filed as Exhibit 3(d) to December 1993 Form 10-K)	I

3(e)	Certificate of Correction to Restated Articles of Incorporation of the company dated December 20, 1991 (filed as Exhibit 3(b) to December 1991 Form 10-K)	I

3(f)	Certificate of Designations for Preference Stock, 7.58% Series, without par value, dated April 8, 1992, (filed as Exhibit 3(e) to December 1993 Form 10-K)	I

3(g)	Certificate of Amendment to Restated Articles of Incorporation of the company dated May 8, 1992 (filed as Exhibit 3(c) to December 31, 1994 Form 10-K)	I

3(h)	Certificate of Amendment to Restated Articles of Incorporation of the company dated May 26, 1994 (filed as Exhibit 3 to June 1994 Form 10-Q)	I

3(i)	Certificate of Amendment to Restated Articles of Incorporation of the company dated May 14, 1996 (filed as Exhibit 3(a) to June 1996 Form 10-Q)	I

3(j)	Certificate of Amendment to Restated Articles of Incorporation of the company dated May 12, 1998 (filed as Exhibit 3 to March 1998 Form 10-Q)	I

3(k)	Form of Certificate of Designations for 7.5% Convertible Preference Stock (filed as Exhibit 99.4 to November 17, 2000 Form 8-K)	I

3(l)	Certificate of Amendment to Restated Articles of Incorporation of the company dated July 21, 1999 (filed as Exhibit 3(l) to the December 31, 2002 Form 10-K)	I

3(m)	Certificate of Amendment to Restated Articles of Incorporation of the company dated June 19, 2002 (filed as Exhibit 3(m) to the December 31, 2002 Form 10-K)	I

4.1	Mortgage and Deed of Trust dated July 1, 1939 between the Registrant and Harris Trust and Savings Bank (filed as Exhibit 4(a) to Registration Statement No. 33-21739)	I

4.1.1	First and Second Supplemental Indentures dated July 1, 1939 and April 1, 1949, respectively (filed as Exhibit 4(b) to Registration Statement No. 33-21739)	I

4.1.2	Sixth Supplemental Indenture dated October 4, 1951 (filed as Exhibit 4(b) to Registration Statement No. 33-21739)	I

4.1.3	Fourteenth Supplemental Indenture dated May 1, 1976 (filed as Exhibit 4(b) to Registration Statement No. 33-21739)	I

4.1.4	Twenty-Eighth Supplemental Indenture dated July 1, 1992 (filed as Exhibit 4(o) to the December 1992 Form 10-K)	I

4.1.5	Twenty-Ninth Supplemental Indenture dated August 20, 1992 (filed as Exhibit 4(p) to the December 1992 Form 10-K)	I

4.1.6	Thirtieth Supplemental Indenture dated February 1, 1993 (filed as Exhibit 4(q) to the December 1992 Form 10-K)	I

4.1.7	Thirty-First Supplemental Indenture dated April 15, 1993 (filed as Exhibit 4(r) to Registration Statement No. 33-50069)	I

4.1.8	Thirty-Second Supplemental Indenture dated April 15, 1994 (filed as Exhibit 4(s) to the December 31, 1994 Form 10-K)	I

4.1.9	Thirty-Fourth Supplemental Indenture dated June 28, 2000 (filed as Exhibit 4(v) to the December 31, 2000 Form 10-K)	I

4.1.10	Thirty-Fifth Supplemental Indenture dated May 10, 2002 (filed as Exhibit 4.1 to the March 31, 2002 Form 10-Q)	I

4.1.11	Form of Supplemental Indenture for New Mortgage Bonds (filed as Exhibit 4.2 to Registration Statement No. 333-35872)	I

4.2	Debt Securities Indenture dated August 1, 1998 between the Registrant an Deutsche Bank Trust Company Americas, as trustee (filed as Exhibit 4.1 to the June 30, 1998 Form 10-Q)	I

4.2(a)	Form of Note (included in Exhibit 4.2)	I

4.2.1.	Securities Resolution No. 2 dated as of May 10, 2002 under Debt Securities Indenture (filed as Exhibit 4.2 to the March 31, 2002 Form 10-Q)	I

5.1	Opinion of Larry D. Irick, General Counsel of the Registrant

5.2	Opinion of Davis Polk & Wardwell

12.1	Computation of Ratio of Earnings to Fixed Charges (filed as Exhibit 12 to December 31, 2003 Form 10-K)	I

23.1	Consent of Deloitte & Touche LLP, Independent Auditors

23.2	Consent of KPMG LLP, Independent Auditors

23.3	Consent of Larry D. Irick (included in exhibit 5.1)

23.4	Consent of Davis Polk & Wardwell (included in exhibit 5.1)

24.1	Power of Attorney (filed herewith on the signature page of the Registration Statement)

25.1	Statement of Eligibility on Form T-1 of Deutsche Bank Trust Company Americas, as successor to Bankers Trust Company, as trustee under Debt Securities Indenture

25.2	Statement of Eligibility on Form T-1 of BNY Midwest Trust Company, as successor to Harris

Trust and Savings Bank, as trustee under Mortgage and Deed of Trust

ITEM 17. UNDERTAKINGS

     (1) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 15, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      (2) The undersigned Registrant hereby undertakes:

     (a) That for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the bona fide offering thereof.

     (b) That for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of the registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

     (c) That for the purposes of determining any liability under the Securities Act, each post effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3) The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     Provided, however that paragraphs (1)(i) and (ii) do not apply if the information required to be included in a post-effective amendment by these paragraphs is contained in periodic reports filed with the SEC by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

       (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Topeka, state of Kansas, on March 9, 2004.

WESTAR ENERGY, INC.

By:	/s/ James S. Haines, Jr.

James S. Haines, Jr.
Director, President and Chief Executive Officer

POWER OF ATTORNEY

     We the undersigned directors and officers of Westar Energy, Inc. do hereby constitute and appoint Larry D. Irick and Mark A. Ruelle, or either of them, our true and lawful attorneys and agents, to do any and all such acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the Registration Statement, including specifically, but without limitation, power and authority to sign for us or in any of our names and in the capacities indicated below any and all amendments (including post effective amendments) to this Registration Statement, or any related Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended; and we do hereby ratify and confirm all that the said attorneys and agents, or either of them, shall do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ James S. Haines, Jr.	Director, President and Chief Executive	March 9, 2004
Officer (Principal Executive Officer)
James S. Haines, Jr.

/s/ Mark A. Ruelle	Executive Vice President, Chief Financial	March 9, 2004
Officer (Principal Financial and
Mark A. Ruelle	Accounting Officer)

/s/ Charles Q. Chandler IV	Chairman of the Board	March 9, 2004

Charles Q. Chandler IV

/s/ Mollie Hale Carter	Director	March 9, 2004

Mollie Hale Carter

/s/ R.A. Edwards III	Director	March 9, 2004

R.A. Edwards III

/s/ B. Anthony Isaac	Director	March 9, 2004

B. Anthony Isaac

Signature	Title	Date

/s/ Arthur B. Krause	Director	March 9, 2004

Arthur B. Krause

/s/ Michael F. Morrissey	Director	March 9, 2004

Michael F. Morrissey

/s/ John C. Nettels, Jr.	Director	March 9, 2004

John C. Nettels, Jr.

EXHIBIT INDEX

Exhibit Number	Description of Exhibits

1.1(a)	Form of Purchase Agreement (filed as Exhibit 1 to Registration Statement, SEC File No. 333-02023)	I

1.1(b)	Form of Purchase Agreement (Debt Securities) (filed as Exhibit 1 to Registration Statement, SEC File No. 333-59673)	I

1.1(c)	Form of Purchase Agreement (First Mortgage Bonds) (filed as Exhibit 1 to Registration Statement, SEC File No. 333-35872)	I

3(a)	By-laws of the Registrant, as amended March 16, 2000 (filed as Exhibit 3(a) to December 31, 1999 Form 10-K)	I

3(b)	Restated Articles of Incorporation of the Registrant, as amended through May 25, 1988 (filed as Exhibit 4 to Registration Statement, SEC File No. 33-23022)	I

3(c)	Certificate of Amendment to Restated Articles of Incorporation of the company dated March 29, 1991	I

3(d)	Certificate of Designations for Preference Stock, 8.5% Series, without par value, dated March 31, 1991 (filed as Exhibit 3(d) to December 1993 Form 10-K)	I

3(e)	Certificate of Correction to Restated Articles of Incorporation of the company dated December 20, 1991 (filed as Exhibit 3(b) to December 1991 Form 10-K)	I

3(f)	Certificate of Designations for Preference Stock, 7.58% Series, without par value, dated April 8, 1992, (filed as Exhibit 3(e) to December 1993 Form 10-K)	I

3(g)	Certificate of Amendment to Restated Articles of Incorporation of the company dated May 8, 1992 (filed as Exhibit 3(c) to December 31, 1994 Form 10-K)	I

3(h)	Certificate of Amendment to Restated Articles of Incorporation of the company dated May 26, 1994 (filed as Exhibit 3 to June 1994 Form 10-Q)	I

3(i)	Certificate of Amendment to Restated Articles of Incorporation of the company dated May 14, 1996 (filed as Exhibit 3(a) to June 1996 Form 10-Q)	I

3(j)	Certificate of Amendment to Restated Articles of Incorporation of the company dated May 12, 1998 (filed as Exhibit 3 to March 1998 Form 10-Q)	I

3(k)	Form of Certificate of Designations for 7.5% Convertible Preference Stock (filed as Exhibit 99.4 to November 17, 2000 Form 8-K)	I

3(l)	Certificate of Amendment to Restated Articles of Incorporation of the company dated July 21, 1999 (filed as Exhibit 3(l) to the December 31, 2002 Form 10-K)	I

3(m)	Certificate of Amendment to Restated Articles of Incorporation of the company dated June 19, 2002 (filed as Exhibit 3(m) to the December 31, 2002 Form 10-K)	I

4.1	Mortgage and Deed of Trust dated July 1, 1939 between the Registrant and Harris Trust and Savings Bank (filed as Exhibit 4(a) to Registration Statement No. 33-21739)	I

4.1.1	First and Second Supplemental Indentures dated July 1, 1939 and April 1, 1949, respectively (filed as Exhibit 4(b) to Registration Statement No. 33-21739)	I

4.1.2	Sixth Supplemental Indenture dated October 4, 1951 (filed as Exhibit 4(b) to Registration Statement No. 33-21739)	I

4.1.3	Fourteenth Supplemental Indenture dated May 1, 1976 (filed as Exhibit 4(b) to Registration Statement No. 33-21739)	I

4.1.4	Twenty-Eighth Supplemental Indenture dated July 1, 1992 (filed as Exhibit 4(o) to the December 1992 Form 10-K)	I

4.1.5	Twenty-Ninth Supplemental Indenture dated August 20, 1992 (filed as Exhibit 4(p) to the December 1992 Form 10-K)	I

4.1.6	Thirtieth Supplemental Indenture dated February 1, 1993 (filed as Exhibit 4(q) to the December 1992 Form 10-K)	I

4.1.7	Thirty-First Supplemental Indenture dated April 15, 1993 (filed as Exhibit 4(r) to Registration Statement No. 33-50069)	I

4.1.8	Thirty-Second Supplemental Indenture dated April 15, 1994 (filed as Exhibit 4(s) to the December 31, 1994 Form 10-K)	I

4.1.9	Thirty-Fourth Supplemental Indenture dated June 28, 2000 (filed as Exhibit 4(v) to the December 31, 2000 Form 10-K)	I

4.1.10	Thirty-Fifth Supplemental Indenture dated May 10, 2002 (filed as Exhibit 4.1 to the March 31, 2002 Form 10-Q)	I

4.1.11	Form of Supplemental Indenture for New Mortgage Bonds (filed as Exhibit 4.2 to Registration Statement No. 333-35872)	I

4.2	Debt Securities Indenture dated August 1, 1998 between the Registrant an Deutsche Bank Trust Company Americas, as trustee (filed as Exhibit 4.1 to the June 30, 1998 Form 10-Q)	I

4.2(a)	Form of Note (included in Exhibit 4.2)	I

4.2.1.	Securities Resolution No. 2 dated as of May 10, 2002 under Debt Securities Indenture (filed as Exhibit 4.2 to the March 31, 2002 Form 10-Q)	I

5.1	Opinion of Larry D. Irick, General Counsel of the Registrant

5.2	Opinion of Davis Polk & Wardwell

12.1	Computation of Ratio of Earnings to Fixed Charges (filed as Exhibit 12 to December 31, 2003 Form 10-K)	I

23.1	Consent of Deloitte & Touche LLP, Independent Auditors

23.2	Consent of KPMG LLP, Independent Auditors

23.3	Consent of Larry D. Irick (included in exhibit 5.1)

23.4	Consent of Davis Polk & Wardwell (included in exhibit 5.1)

24.1	Power of Attorney (filed herewith on the signature page of the Registration Statement)

25.1	Statement of Eligibility on Form T-1 of Deutsche Bank Trust Company Americas, as successor to Bankers Trust Company, as trustee under Debt Securities Indenture

25.2	Statement of Eligibility on Form T-1 of BNY Midwest Trust Company, as successor to Harris

Trust and Savings Bank, as trustee under Mortgage and Deed of Trust